Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) made as of April 9, 2007 (“Effective Date”) by and between BioMarin Pharmaceutical Inc., a Delaware corporation (the “Company”) and Stephen Aselage (“Employee”) is hereby amended and restated, effective January 1, 2009, primarily to reflect the requirements of the final regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, Company and Employee wish to amend and restate the current terms of Employee’s terms of employment by the Company.

NOW THEREFORE, for good and valuable consideration (the receipt and adequacy of which are hereby acknowledged and agreed) the parties hereby covenant and agree as follows:

1. Title; Duties. The Company hereby employs the Employee as Senior Vice President, Global Commercial Development to perform such duties consistent with his title and position as may be determined and assigned to him by the Company’s Chief Executive Officer (“CEO”). The Employee shall be based in Novato, California, provided that Employee acknowledges that his job duties may require significant travel.

2. Time and Effort. The Employee agrees to devote substantially all of his professional employment time and effort to the performance of his duties as Senior Vice President, Global Commercial Development for the Company and to perform such other duties consistent with his title and position as are reasonably assigned him from time to time by the CEO.

3. Term. The Company agrees to employ the Employee in accordance with the terms of this Agreement, which terms shall be effective commencing on the Effective Date and continuing thereafter until terminated pursuant to Section 6 or 7 hereof (the “Term” of this Agreement). A review of the Employee’s total compensation will be made by the Board of Directors of the Company (“Board”) at least annually in or about December of each year based on the overall performance of the Company and the Company’s assessment of the Employee’s contributions to the Company’s performance, although the Board shall not be under any obligation to make adjustments other than pursuant to its discretion.

4. Compensation; Benefits.

(a) Base Salary. For all the services to be rendered by the Employee in any capacity hereunder, including services as an executive officer, the Company agrees to pay the Employee a base salary (“Base Salary”) of not less than three hundred thirty thousand dollars ($330,000) per annum. Base Salary shall be payable in approximately equal installments in accordance with the Company’s customary payroll practices. The foregoing annual compensation amount may be, from time to time, adjusted above the Base Salary specified above by action of the Board or appropriate Committee of the Board. In the event the Base Salary is adjusted upward by the Board, such adjusted amount will be deemed to be the new Base Salary.

(b) Bonus. The Employee shall be entitled to participate in the Company’s generally applicable employee bonus program, with such targets and metrics as may be approved by the Board from time to time.

(c) Benefits Plans. The Employee also shall participate fully in all insurance, pension, retirement, deferred compensation, stock and stock option, stock purchase or similar compensation and benefit plans and programs pursuant to the terms of such plans or programs.

(d) Vacation. The Employee shall be entitled to annual paid vacation time of four (4) weeks, accruing ratably over the course of each year of employment, to be taken at such time or times as the Employee may select, consistent with his obligations hereunder. Vacation days not taken during an applicable fiscal year may be carried over to the extent permitted under the Company’s vacation policy to the following fiscal year pursuant such policy.

(e) Expenses. The Company shall reimburse the Employee for all reasonable and customary travel, business and entertainment expenses incurred in connection with the Employee’s performance of his services hereunder in accordance with the policies and procedures established by the Company and paid promptly after the Employee makes a request therefore and no later than the end of the calendar year following the calendar year in which the expenses were incurred by the Employee.

(f) Withholding. The amounts payable pursuant to this Agreement shall be subject to withholding for appropriate taxes, assessments or withholdings as required by applicable law.

5. Other Plans. The Company and the Employee hereby agree that nothing contained herein is intended to or shall be deemed to affect any of the Employee’s rights as a participant under any retirement, stock option, stock purchase, pension, insurance, profit-sharing or similar plans of the Company now or hereafter declared to be in effect. The Company recognizes that the Employee is induced to execute this Agreement and to accept compensation at the rate set forth herein in part because he expects to be a participant under such plans as are, from time to time, in effect for the Company’s executives and/or employees in general.

6. Termination for Cause, Resignation Without Good Reason.

(a) Termination for Cause. This Agreement may be terminated for Cause (as defined below) by the Company before the expiration of the Term provided for herein if, during the Term of this Agreement, the Employee (i) materially violates the provisions of the Non-Competition Agreement or the Confidentiality Agreements between the Company and Employee, (ii) is convicted of, or pleads nolo contendere to, any crime involving misuse or misappropriation of money or other property of the Company or any felony; (iii) exhibits repeated willful or wanton failure or refusal to perform his duties in furtherance of the Company’s business interest or in accordance with this Agreement, which failure or refusal is not remedied by the Employee within thirty (30) days after notice from the Company; (iv) commits an intentional tort against the Company, which materially adversely affects the business of the Company; (v) commits any flagrant act of dishonesty or disloyalty or any act involving gross moral turpitude, which materially adversely affects the business of the Company;

or (vi) exhibits immoderate use of alcohol or drugs which, in the opinion of an independent physician selected by the Company, impairs the Employee’s ability to perform his duties hereunder (all of the foregoing clauses (i) through (vi) constituting reasons for termination for “Cause”), provided that unsatisfactory business performance of the Company, or mere inefficiency, or good faith errors in judgment or discretion by the Employee shall not constitute grounds for termination for Cause hereunder. In the event of a termination for Cause, the Company may by written notice immediately terminate his employment and, in that event, the Company shall be obligated only to pay the Employee the compensation due him up to the date of termination, all accrued, vested or earned benefits under any applicable benefit plan and any other compensation to which the Employee is entitled under Section 4 up to and ending on the date of the Employee’s termination.

(b) Resignation Without Good Reason. The benefits and compensation set forth in Section 6(a) are the only compensation and benefits that the Employee will receive in the event that Employee resigns without Good Reason (as defined below). If the Employee resigns without Good Reason prior to a Change in Control (as defined in the Company’s Change of Control Policy), the Employee agrees to give the Company at least four (4) weeks’ prior notice and in exchange the Company agrees to pay the Employee for all compensation Employee would be entitled to pursuant to Section 4 for such four (4)-week period as if Employee had not resigned without Good Reason. Any resignation of the Employee hereunder, whether for Good Reason or otherwise, shall be deemed to include a resignation from all positions and in all capacities with the Company and its subsidiaries, including, without limitation, membership on the boards of directors (and committees thereof) of subsidiaries of the Company, and the Employee shall execute such documentation as requested by the Company with respect thereto.

7. Termination Without Cause; Resignation For Good Reason; Disability; Death.

(a) Termination Without Cause; Resignation For Good Reason. The Company may terminate the Employee’s employment at any time for any reason or no reason, upon written notice to the Employee. If (i) the Company terminates the Employee’s employment without Cause at any time prior to the end of the Term of the Agreement, or (ii) the Employee provides the Company with written notice (a “Notice of Termination”) of his resignation for Good Reason (as defined below) at least four (4) weeks prior to the date of termination.

(b) Resignation for Good Reason. A resignation for any one or more of the following events, without the written consent of Employee or his approval of such event in his capacity as Senior Vice President, Global Commercial Development, shall be referred to herein as “Good Reason”;

(i) a substantial reduction in the Employee’s duties, status, or reporting structure, in either case by reference to the position held by the Employee on the Effective Date;

(ii) a relocation of the Employee’s assigned office more than fifty (50) miles from its then-current location;

(iii) any decrease in the Employee’s Base Salary or a material decrease in his Company benefits in the aggregate, other than as part of a reduction (not exceeding twenty-five percent) that equitably applies to all of the Company’s executive officers;

(iv) a material breach of this Agreement by the Company;

(c) provided, however, that an event that is or would constitute grounds for a resignation for Good Reason shall not constitute such grounds for a resignation for Good Reason unless (i) Employee first notifies the Company’s Board of Directors in writing of the event(s) within ninety (90) days after the initial occurrence of the event, (ii) the Company does not cure such event(s) within thirty (30) days after its receipt of the Employee’s written notice, and (iii) the Employee does not terminate his employment within thirty (30) days after the expiration of the cure period. Termination Compensation. For purposes of this Agreement, the term “Termination Compensation” shall mean: (i) one hundred forty percent (140%) of Employee’s then current annual base salary which shall be payable in a lump sum within 2 weeks after separation of employment, conditioned on Employee executing the Company’s standard form severance and release agreement, and shall be subject to customary withholding and other applicable payroll processes. Employee shall execute the Company’s standard form severance and release agreement within sixty (60) days after the Employee’s termination.

(d) Employee’s Disability. The Company shall be entitled, by providing written notice to the Employee, to terminate the Employee’s employment under this Agreement if the Employee shall become permanently disabled such that he is unable to carry out his duties hereunder for four (4) consecutive calendar months or for a period aggregating one hundred twenty (120) days in any period of twelve (12) consecutive calendar months. If the Employee is eligible to receive benefits under the Company’s Long-Term Disability Plan, then the Company will pay the Employee additional compensation so that the total received by the Employee (after taking into consideration the amounts payable to the Employee under the Long-Term Disability Plan) equals the Termination Compensation. If the Employee is not eligible to receive benefits under such plan, then he will upon termination of his employment for permanent disability be entitled to receive the full Termination Compensation. Any delay or forbearance by the Company in exercising any such right to terminate this Agreement shall not constitute a waiver thereof.

(e) Employee’s Death. The Employee’s employment will immediately terminate upon the death of the Employee. The Employee’s surviving designated beneficiary, or, if none, the Employee’s estate, shall be entitled to receive the compensation due the Employee up to the date of the Employee’s death, all accrued, vested or earned benefits under any applicable benefit plan and any other compensation to which the Employee is entitled under this Agreement up to and ending on the date of the Employee’s death.

8. Choice of Law; Venue. This Agreement shall be construed and performed in accordance to the laws (but not the conflicts of laws) of the State of California. Venue of any proceeding shall be exclusively in the County of Marin in the foregoing state, and both parties consent and agree to such exclusive venue.

9. Arbitration.

(a) The Employee and the Company understand that litigation is a costly and time-consuming process and agree that they will exclusively resolve any disputes between them by binding arbitration. The Employee and the Company understand that this agreement to arbitrate covers all disputes that the Company may have against the Employee, or that the Employee might have against the Company or its related entities or employees, including those that relate to the Employee’s employment or termination of employment (for example claims of unlawful discrimination or harassment).

(b) The arbitration will be conducted by an impartial arbitrator experienced in employment law (selected from either the JAMS or the American Arbitration Association (at the Company’s election) panel of arbitrators) in accordance with the applicable entity’s then current employment arbitration rules (except as otherwise provided in this agreement or unless the parties agree to use the then-current commercial arbitration rules). The Employee and the Company waive the right to institute a court action, except for requests for injunctive relief pending arbitration, and understand that they are giving up their right to a jury trial. The parties shall be entitled to reasonable discovery. The arbitrator’s award and opinion shall be in writing and in the form typically rendered in labor and employment arbitrations.

(c) The Company will pay any filing fee and the fees and costs of the arbitrator, unless the Employee initiates the claim, in which case the Employee only will be required to contribute an amount equal to the filing fee for a claim initiated in a court of general jurisdiction in the State of California. The Employee and the Company each shall be responsible for their own attorneys’ fees and costs; provided, however, the arbitrator may award attorneys’ fees to the prevailing party, if permitted by applicable law. This arbitration agreement does not prohibit either the Employee or the Company from filing a claim with an administrative agency (e.g., the EEOC), nor does it apply to claims for workers’ compensation or unemployment benefits, or claims for benefits under an employee welfare or pension plan that specifies a different dispute resolution procedure. The arbitration shall take place in Marin County, California unless the Employee and the Company agree otherwise,

10. Notices. All notices provided for or permitted to be given pursuant to this Agreement must be in writing. All notices shall be given to the other party by personal delivery, overnight courier (with receipt signature), or facsimile transmission (with “answerback” confirmation of transmission), to the Company or the Employee at the Company’s principal executive offices if to the Company or to the residential address of the Employee as contained in Employee’s personnel file if to Employee. Each such notice shall be deemed effective upon the date of actual receipt in the case of personal delivery, receipt signature in the case of overnight courier, or confirmation of transmission in the case of facsimile.

11. Entire Agreement; Amendment. This Agreement contains the sole and entire agreement of the parties and supersedes all prior agreements and understandings between the Employee and the Company and cannot be modified or changed by any oral or verbal promise or statement by whomsoever made; nor shall any written modification of it be binding upon the Company until such written modification shall have been approved in writing by the CEO or the Board.

12. Waiver; Consent. In the event any term or condition contained in this Agreement should be breached by any party and thereafter waived or consented to by the other party, which waiver or consent must be effectuated by a written instrument signed by the party against whom any waiver or consent is sought (and, in the case of the Company, approved by the CEO or the Board), such waiver or consent shall be limited to the particular breach so waived or consented to and shall not be deemed to waive or consent to any other breach occurring prior or subsequent to the breach so waived or consented to.

13. Severability. If any provisions of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the extent permitted by law.

14. Survival. The provisions hereof which are to be performed or observed after the termination of this Agreement, and the representations, covenants and agreements of the parties contained herein with respect thereto shall survive the termination of this Agreement and be effective according to their terms.

15. Successors. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by and against the parties to this Agreement and the respective heirs, executors, and successors in interest; provided, however, that the duties of the Employee hereunder are personal in nature and may not be delegated without a written consent of the Company.

16. Assignment. This Agreement and the rights and benefits contained herein may not be assigned by either party hereto, except by the Company in connection with a merger, consolidation, share exchange, business combination or other reorganization of the Company or a sale of all or substantially all of the Company’s business or assets.

17. Certain Representations, Covenants and Acknowledgements.

(a) The Employee represents that he is not subject to any employment, confidentiality, or other agreement or restriction that would prevent him from fully satisfying his duties under this Agreement or that would be violated if he did so.

(b) Without the Company’s prior written approval, the Employee agrees not to: (i) disclose proprietary information belonging to a former employer or other entity without its written permission; (ii) contact any former employer’s customers or employees to solicit their business or employment on behalf of the Company; or (iii) distribute announcements about or otherwise publicize his employment with the Company.

(c) The Employee acknowledges that he is free to seek advice from independent counsel with respect to this Agreement and the Employee has obtained such advice. The Employee is not relying on any representation or advice from the Company or any of its officers, directors, attorneys or other representatives regarding this Agreement, its content or effect.

18. Construction. The masculine pronoun, wherever used herein, shall be construed to include the feminine and the neuter, where appropriate, The singular form, wherever used herein, shall be construed to include the plural, where appropriate.

19. Drafting. The parties represent and acknowledge that they both have participated in the preparation and drafting of this Agreement and have each given their approval to all of the language contained in this Agreement, and it is expressly agreed and acknowledged that if either party later claims that there is an ambiguity in the language of this Agreement, there shall be no presumption that such ambiguity be construed for or against either party hereto.

20. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. Compliance with Code Section 409A. If any amounts or benefits payable under this Agreement on account of Employee’s termination of employment constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), no payments or benefits shall be paid or provided until Employee incurs a separation from service within the meaning of Treas. Reg. § 1.409A-1(h) from the Company and any entity that would be considered a single employer with the Company under Code Sections 414(b) or 414(c) (“Separation from Service”). If, at the time of Employee’s Separation from Service, the Employee is a “specified employee” (within the meaning of Code Section 409A and Treas. Reg. §1.409A-3(i)(2)), the Company will not pay or provide any “Specified Benefits” (as defined herein) during the six-month period (the “409A Suspension Period”) beginning immediately after the Employee’s Separation from Service. For purposes of this Agreement, “Specified Benefits” are any amounts or benefits that would be subject to Code Section 409A penalties if the Company were to pay them, pursuant to this Agreement, on account of the Employee’s Separation from Service.

This Agreement is intended to comply with (or be exempt from) Code Section 409A, and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or otherwise conforms them to) the requirements of Code Section 409A. If, for any reason including imprecision in drafting, the Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, the provision shall be considered ambiguous and shall be interpreted by the Company in a fashion consistent herewith, as determined in the sole and absolute discretion of the Company. The Company reserves the right to unilaterally amend this Agreement without the consent of the Employee in order to accurately reflect its correct interpretation and operation, as well as to maintain an exemption from or compliance with Code Section 409A. Nevertheless, and notwithstanding any other provision of this Agreement, neither the Company nor any of its employees, directors, or their agents shall have any obligation to mitigate, nor to hold the Employee harmless from, any or all taxes (including any imposed under Code Section 409A) arising under this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date indicated above.

BIOMARIN PHARMACEUTICAL INC.

By:	/s/ Jean-Jacques Bienaimé
Name: Jean-Jacques Bienaimé
Its: Chief Executive Officer

EMPLOYEE

By:	/s/ Stephen Aselage
Stephen Aselage